                                                                   Exhibit 10.10

October 19, 1999

Michael L. Bayer
VP, Finance and Administration
Chief Financial Officer
MotherNature.com, Inc.
490 Virginia Road
Concord, MA 01742

RE:  Noncompetition and Nonsolicitation Agreement

Dear Michael:

Reference is made to that certain Noncompetition and Nonsolicitation Agreement (the "Agreement") dated of even date herewith between and among MotherNature.com, Inc., as defined in the Agreement (the "Company") and you, the execution of which is a condition for the grant to you on August 6, 1999 by the Board of Directors of the Company of options to purchase seven hundred fifty thousand (750,000) shares of the Company's common stock.

Notwithstanding anything in the Agreement to the contrary, including without limitation the provisions of Paragraph 2 thereof, in the event that your employment with the Company is terminated for any reason, the Company shall pay you severance payments at your then current base salary rate, including all benefits and perquisites then accorded to you, including without limitation, laptop computer, cellular phone and other technological equipment, access to email, health club membership, etc, for a period of six (6) months after the effective date of such termination ("Severance"). Your Severance shall be increased by one (1) month for each additional twelve (12) month period you are employed by the Company in your current capacity, up to a maximum of twelve (12) months severance, the calculation of such employment period commencing, for the purposes of this calculation only, as of July 1, 1999, With respect to any such health and welfare benefits, you acknowledge that if your employment with the Company terminates, you may no longer be eligible to participate in the Company's plans as an employee; however, if you elect to continue any such coverage under COBRA (or the then prevailing statutory equivalent) or if you elect to convert to an individual policy to the extent permitted by the Company's life and/or disability insurance plans, then in either or any such instance, the Company shall pay the cost of the COBRA premium and/or the cost of continuing your life and disability insurance benefits on an individual basis for the period of time you receive severance payments.

We acknowledge and agree that your Severance is related to your execution of the Agreement. Accordingly, if you are terminated without cause, then in accordance with said Paragraph 2, the one-year non-competition restriction shall only be applicable for so long as the Company pays you Severance

The Company acknowledges and agrees that if your employment with the Company terminates as a result of or in connection with a material change in ownership of the Company, including without limitation, as a result of the sale or transfer of all or substantially all of the stock or assets of the Company in a single transaction or a series of related transactions, then such termination of your employment shall be deemed to be without cause.

The foregoing terms were approved by the Board of Directors of the Company, at a meeting dated October 14, 1999, as the minutes of such meeting so reflect.



                       SIGNATURES CONTINUED ON NEXT PAGE

MOTHENATURE.COM, INC.



By: /s/ Michael Barach
   ---------------------------
Name:  Michael Barach
Title: Chief Executive Officer and President,
       hereunto duly authorized


Accepted and agreed:



/s/ Michael L. Bayer
---------------------------
Michael L. Bayer


Date: October 19, 1999
     ----------------------